Subject: Re: Form 8-K

Mr. Emerson

I am in receipt of your email dated March 17, 2006 whereby you describe a proposed Form 8-K and attached a revised Form 8-K. Both disclosures indicate that I have rescinded my resignation. I am informing you that I have, in fact, not rescinded my resignation, nor did I orally indicate to Mr. Muller that I rescinded my resignation. My resignation effective March 10, 2006 per my letter of that date stands.

Sincerely,
Dennis Lauzon